Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

AFFIRM HOLDINGS, INC.

The undersigned, Max Levchin, hereby certifies that:

1.       He is the duly elected and acting Chief Executive Officer of Affirm Holdings, Inc., a Delaware corporation.

2.       The Certificate of Incorporation of this corporation, as amended, was originally filed with the Secretary of State of Delaware on June 12, 2019 under the name Affirm Holdings, Inc.

3.       The Certificate of Incorporation of this corporation shall be amended and restated to read in full as follows:

ARTICLE I

The name of this corporation is Affirm Holdings, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV

(A)          Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 436,860,292 shares, each with a par value of $0.00001 per share. 287,000,000 shares shall be Common Stock and 149,860,292 shares shall be Preferred Stock.

(B)           Rights, Preferences and Restrictions of Preferred Stock.

The Preferred Stock authorized by this Amended and Restated Certificate of Incorporation (the “Restated Certificate”) may be issued from time to time in one or more series. The first series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of 21,428,572 shares. The second series of Preferred Stock shall be designated “Series B Preferred Stock” and shall consist of 19,788,417 shares. The third series of Preferred Stock shall be designated “Series C Preferred Stock” and shall consist of 13,802,530 shares. The fourth series of Preferred Stock shall be designated “Series D Preferred Stock” and shall consist of 22,318,532 shares. The fifth series of Preferred Stock shall be designated “Series E Preferred Stock” and shall consist of 21,391,882 shares. The sixth series of Preferred Stock shall be designated “Series F Preferred Stock” and shall consist of 23,386,038 shares. The seventh series of Preferred Stock shall be designated “Series G Preferred Stock” and shall consist of 23,300,000 shares. The eighth series of Preferred Stock shall be designated “Series G-1 Preferred Stock” (and together with the Series G Preferred Stock, the “Series G Preferred”) and shall consist of 4,444,321 shares. The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock and Series G-1 Preferred Stock are as set forth below in this Article IV(B). The Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock, the Series G Preferred Stock and the Series G-1 Preferred Stock shall be referred to collectively herein as the “Preferred Stock.”

1.             Dividend Provisions.

(a)               Preferred Stock. The holders of shares of Series G-1 Preferred Stock, Series G Preferred Stock, Series F Preferred Stock, Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock, on a pani passu basis, shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation, provided that an adjustment to the respective Conversion Price (as defined below) of such other securities or rights has been made in accordance with Section 4(d)(ii) below) on the Common Stock of the Corporation, at the rate of $1.3550 per annum for each share of Series G-1 Preferred Stock, $1.5941 per annum for each share of Series G Preferred Stock, $1.0546 per annum for each share of Series F Preferred Stock, $0.9072 per annum for each share of Series E Preferred Stock, $0.4933 per annum for each share of Series D Preferred Stock, $0.4221 per annum for each share of Series C Preferred Stock, $0.1051 per annum for each share of Series B Preferred Stock and $0.0280 per annum for each share of Series A Preferred Stock (each as adjusted for stock splits, stock dividends, reclassification and the like), payable quarterly when, as and if declared by the Board of Directors of the Corporation (the “Board of Directors”). Such dividends shall not be cumulative.

(b)               Common Stock. After payment in full of the aforementioned dividends on the Series G-1 Preferred Stock, Series G Preferred Stock, Series F Preferred Stock, Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock, any additional dividends shall be distributed first to the holders of the Common Stock until each holder of Common Stock has received an amount equal to $0.0280 per share (as adjusted for stock splits, stock dividends, reclassification and the like) and then among the holders of Series A Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock then held by each holder (assuming conversion of all such Series A Preferred Stock into Common Stock), until each such holder of Common Stock or Series A Preferred Stock has received an additional $0.0771 per share (as adjusted for stock splits, stock dividends, reclassification and the like), and then among the holders of Series A Preferred Stock, the Series B Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock then held by each holder (assuming conversion of all such Series A Preferred Stock and Series B Preferred Stock into Common Stock), until each such holder of Common Stock, Series A Preferred Stock or Series B Preferred Stock has received an additional $0.3170 per share (as adjusted for stock splits, stock dividends, reclassification and the like), and then among the holders of Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock then held by each holder (assuming conversion of all such Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock into Common Stock), until each such holder of Common Stock, Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock has received an additional $0.0712 per share (as adjusted for stock splits, stock dividends, reclassification and the like), and then among the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock then held by each holder (assuming conversion of all such Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock into Common Stock) until each such holder of Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock has received an additional $0.4139 per share (as adjusted for stock splits, stock dividends, reclassification and the like), and then among the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, Series G-1 Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock then held by each holder (assuming conversion of all such Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock and Series G-1 Preferred Stock into Common Stock).

2.             Liquidation.

(a)               Preference. In the event of any Liquidation Transaction (as defined below) or any other liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of each series of Preferred Stock shall be entitled to receive on a pani passu basis, prior and in preference to any distribution of any of the assets of the Corporation to the holders of the Common Stock by reason of their ownership thereof, an amount per share equal to the sum of one times (1x) the applicable Original Issue Price (as defined below) for such series of Preferred Stock, plus declared but unpaid dividends on such share. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive as a holder of Preferred Stock under this subsection (a). For purposes of this Restated Certificate, “Original Issue Price” shall mean $19.9263 per share for each share of Series G Preferred Stock, $16.9374 per share for each share of Series G-1 Preferred Stock, $13.1831 per share for each share of Series F Preferred Stock, $11.3406 per share for each share of Series E Preferred Stock, $6.1659 per share for each share of Series D Preferred Stock, $5.2766 per share for each share of Series C Preferred Stock, $1.3139 per share for each share of Series B Preferred Stock and $0.35 per share for each share of Series A Preferred Stock (each as adjusted for stock splits, stock dividends, reclassification or the like with respect to such series of Preferred Stock).

(b)               Remaining Assets. Upon the completion of the distribution required by Section 2(a) above, if assets remain in the Corporation, the holders of the Common Stock of the Corporation shall receive all of the remaining assets of the Corporation, which shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock then held by each holder.

(c)               Deemed Liquidation. For purposes of this Restated Certificate, a liquidation, dissolution, or winding up of the Corporation shall be deemed to occur if the Corporation shall (i) sell, convey, lease, exclusively license or otherwise dispose of all or substantially all of its assets, intellectual property, property or business, in any transaction or series of related transactions, (ii) be acquired by another entity by means of any transaction or series of related transactions to which the Corporation is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) that results in the voting securities of the Corporation outstanding immediately prior thereto failing to represent immediately after such transaction or series of transactions (either by remaining outstanding or by being converted into voting securities of the surviving entity or the entity that controls such surviving entity) a majority of the total voting power represented by the outstanding voting securities of the Corporation, such surviving entity or the entity that controls such surviving entity or (iii) merge with or into or consolidate with any other corporation, limited liability company or other entity (other than a wholly-owned subsidiary of the Corporation), unless the holders of a majority of the then outstanding shares of Preferred Stock (voting together as a single class on an as converted basis) (including the affirmative vote or consent of (A) the holders of at least sixty percent (60%) of the then outstanding shares of Series B Preferred Stock, voting as a separate series, (B) the holders of at least seventy-five percent (75%) of the then outstanding shares of Series C Preferred Stock, voting as a separate series, (C) the holders of a majority of the then outstanding shares of Series D Preferred Stock, voting as a separate series, (D) the holders of a majority of the then outstanding shares of Series E Preferred Stock, voting as a separate series, (E) either (x) the holders of at least eighty-five percent (85%) of the then outstanding shares of Series F Preferred Stock, voting as a separate series, or (y) the holders of a majority of the then outstanding shares of Series F Preferred Stock, voting as a separate series, provided that such majority includes the Special Series F Investor Vote (as defined in the Corporation’s Amended and Restated Voting Agreement, as amended and/or restated from time to time) and (F) the holders of a majority of the then outstanding shares of Series G Preferred, voting as a separate series) elect not to treat the transaction as a Liquidation Transaction (any such transaction, unless elected otherwise, a “Liquidation Transaction”), provided, however, that none of the following shall be considered a Liquidation Transaction: (x) a merger effected exclusively for the purpose of changing the domicile of the Corporation, (y) a bona fide preferred stock equity financing in which the Corporation is the surviving corporation, or (z) a transaction in which the stockholders of the Corporation existing immediately prior to the transaction own 50% or more of the voting stock of the surviving corporation following the transaction (taking into account only stock of the Corporation held by such stockholders prior to the transaction).

(d)               Allocation of Contingent Consideration and Escrow. In the event of a Liquidation Transaction, if any portion of consideration payable in such Liquidation Transaction is payable only upon satisfaction of contingencies (“Additional Consideration”), unless otherwise set forth in the definitive agreements for such Liquidation Transaction, (i) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the stockholders of the Corporation in accordance with Section 2(a) and Section 2(b) as if the Initial Consideration was the only consideration payable in connection with such Liquidation Transaction, and (ii) any Additional Consideration which becomes payable upon satisfaction of such contingencies shall be allocated among the stockholders of the Corporation in accordance with Section 2(a) and Section 2(b) after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Section 2(d), consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Liquidation Transaction shall be deemed to be Additional Consideration.

(e)               Deemed Conversion; Shares not Treated as Both Preferred Stock and Common Stock in any Distribution. Notwithstanding Section 2(a) above, for purposes of determining the amount that each holder of shares of Preferred Stock is entitled to receive with respect to a Liquidation Transaction or any other liquidation, dissolution or winding up of the Corporation, each such holder of shares of a series of Preferred Stock shall be deemed to have converted (regardless of whether such holder has actually converted) such holder’s shares of such series of Preferred Stock into shares of Common Stock prior to the Liquidation Transaction or other liquidation, dissolution or winding up of the Corporation if, as a result of having actually converted such holder’s shares of such series of Preferred Stock prior to the Liquidation Transaction or other liquidation, dissolution or winding up of the Corporation, such holder would have received, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such series of Preferred Stock into shares of Common Stock prior to the Liquidation Transaction or other liquidation, dissolution or winding up of the Corporation. If any such holder shall be deemed to have converted shares of Preferred Stock into Common Stock pursuant to this Section 2(d), then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Common Stock. For avoidance of doubt, shares of Preferred Stock shall not be entitled to be actually converted into shares of Common Stock in order to participate in any distribution, or series of distributions, as shares of Common Stock, without first foregoing participation in the distribution, or series of distributions, as shares of Preferred Stock.

(f)            Certain Acquisitions.

(i)            Valuation of Consideration. In the event of a Liquidation Transaction as described in Section 2(c) above, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors (including at least two Preferred Directors (as defined below), one of which shall be the Series C Director, Series D Director or Series F Director (each as defined below)), provided that any securities shall be valued as follows:

(A)          Securities not subject to investment letter or other similar restrictions on free marketability:

(1)               If traded on a securities exchange, the value shall be based on a formula approved by the Board of Directors (including at least two Preferred Directors, one of which shall be the Series C Director, Series D Director or Series F Director) and derived from the closing prices of the securities on such exchange;

(2)               If actively traded over-the-counter, the value shall be based on a formula approved by the Board of Directors (including at least two Preferred Directors, one of which shall be the Series C Director, Series D Director or Series F Director) and derived from the closing bid or sales prices (whichever is applicable) of such securities over a specified time period; and

(3)               If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors (including at least two Preferred Directors, one of which shall be the Series C Director, Series D Director or Series F Director).

(B)           The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as specified above in Section 2(e)(i)(A) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors (including at least two Preferred Directors, one of which shall be the Series C Director, Series D Director or Series F Director).

(ii)            Notice of Liquidation Transaction. The Corporation shall give each holder of record of Preferred Stock written notice of any impending Liquidation Transaction not later than ten (10) days prior to the stockholders’ meeting called to approve such Liquidation Transaction, or ten (10) days prior to the closing of such Liquidation Transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such Liquidation Transaction. The first of such notices shall describe the material terms and conditions of the impending Liquidation Transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. Unless such notice requirements are waived by the holders of a majority of the outstanding shares of Preferred Stock, the Liquidation Transaction shall not take place sooner than ten (10) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein. Notwithstanding the other provisions of this Restated Certificate, all notice periods or requirements in this Restated Certificate may be shortened or waived, either before or after the action for which notice is required, upon the written consent of the holders of at least a majority of the Preferred Stock that are entitled to such notice rights.

(iii)          Effect of Noncompliance. In the event the requirements of this Section 2(f) are not complied with, the Corporation shall forthwith either cause the closing of the Liquidation Transaction to be postponed until the requirements of this Section 2 have been complied with, or cancel such Liquidation Transaction, in which event the rights, preferences, privileges and restrictions of the holders of Preferred Stock shall revert to and be the same as such rights, preferences, privileges and restrictions existing immediately prior to the date of the first notice referred to in Section 2(f)(ii).

3.             Redemption. The Preferred Stock is not mandatorily redeemable.

4.             Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)               Right to Convert. Subject to Section 4(c), each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock. Each share of Series A Preferred Stock shall be convertible into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $0.35 (as adjusted for stock splits, combinations, reorganizations and the like occurring after the date hereof) by the Series A Conversion Price (as hereinafter defined) in effect on the date the certificate is surrendered for conversion. Each share of Series B Preferred Stock shall be convertible into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $1.3139 (as adjusted for stock splits, combinations, reorganizations and the like occurring after the date hereof) by the Series B Conversion Price (as hereinafter defined) in effect on the date the certificate is surrendered for conversion. Each share of Series C Preferred Stock shall be convertible into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $5.2766 (as adjusted for stock splits, combinations, reorganizations and the like occurring after the date hereof) by the Series C Conversion Price (as hereinafter defined) in effect on the date the certificate is surrendered for conversion. Each share of Series D Preferred Stock shall be convertible into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $6.1659 (as adjusted for stock splits, combinations, reorganizations and the like occurring after the date hereof) by the Series D Conversion Price (as hereinafter defined) in effect on the date the certificate is surrendered for conversion. Each share of Series E Preferred Stock shall be convertible into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $11.3406 (as adjusted for stock splits, combinations, reorganizations and the like occurring after the date hereof) by the Series E Conversion Price (as hereinafter defined) in effect on the date the certificate is surrendered for conversion. Each share of Series F Preferred Stock shall be convertible into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $13.1831 (as adjusted for stock splits, combinations, reorganizations and the like occurring after the date hereof) by the Series F Conversion Price (as hereinafter defined) in effect on the date the certificate is surrendered for conversion. Each share of Series G Preferred Stock shall be convertible into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $19.9263 (as adjusted for stock splits, combinations, reorganizations and the like occurring after the date hereof) by the Series G Conversion Price (as hereinafter defined) in effect on the date the certificate is surrendered for conversion. Each share of Series G-1 Preferred Stock shall be convertible into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $16.9374 (as adjusted for stock splits, combinations, reorganizations and the like occurring after the date hereof) by the Series G-1 Conversion Price (as hereinafter defined) in effect on the date the certificate is surrendered for conversion. The initial “Series A Conversion Price” shall be $0.35, the initial “Series B Conversion Price” shall be $1.3139, the initial “Series C Conversion Price” shall be $5.2766, the initial “Series D Conversion Price” shall be $6.1659, the initial “Series E Conversion Price” shall be $11.3406, the initial “Series F Conversion Price” shall be $13.1831, the initial “Series G Conversion Price” shall be $19.9263 and the initial “Series G-1 Conversion Price” shall be $16.9374 (each as adjusted for stock splits, combinations, reorganizations and the like occurring after the date hereof), and each shall be subject to further adjustment as provided herein.

(b)           Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such share immediately upon the earlier of (i) except as provided below in Section 4(c), immediately prior to the closing of the Corporation’s sale of its Common Stock in a firm commitment underwritten public offering resulting in a post-offering market capitalization of the Corporation of at least $2,000,000,000 and for a total offering with gross proceeds to the Corporation of not less than $100,000,000 (a “Qualified IPO”) pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or (ii) the date, or upon the occurrence of an event, specified by written consent or agreement of each of (A) the holders of at least sixty percent (60%) of the Series B Preferred Stock then outstanding, voting as a separate series, (B) the holders of at least seventy-five percent (75%) of the Series C Preferred Stock then outstanding, voting as a separate series, (C) the holders of a majority of the Series D Preferred Stock then outstanding, voting as a separate series, (D) the holders of a majority of the Series E Preferred Stock then outstanding, voting as a separate series, (E) either (x) the holders of at least eighty-five percent (85%) of the then outstanding shares of Series F Preferred Stock, voting as a separate series, or (y) the holders of a majority of the then outstanding shares of Series F Preferred Stock, voting as a separate series, provided that such majority includes the Special Series F Investor Vote, and (F) the holders of a majority of the Series G Preferred then outstanding, voting as a separate series.

(c)           Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert such Preferred Stock into shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed (or a reasonably acceptable affidavit and indemnity undertaking in the case of a lost, stolen or destroyed certificate), at the office of the Corporation or of any transfer agent for such series of Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a certificate for the remaining number of shares of Preferred Stock if less than all of the Preferred Stock evidenced by the certificate were surrendered. Such conversion shall be deemed to have been made immediately prior to the close of business on (i) the date of such surrender of the shares of Preferred Stock to be converted or (ii) if applicable, the date of automatic conversion specified in Section 4(b) above, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of public Common Stock as of such date. If the conversion is in connection with an underwritten public offering of securities registered pursuant to the Securities Act the conversion may, at the option of any holder tendering such Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event any persons entitled to receive Common Stock upon conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

(d)           Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of the Preferred Stock shall be subject to adjustment from time to time as follows:

(i)            Issuance of Additional Stock below Purchase Price. If the Corporation should issue, at any time after the date of filing of this Restated Certificate (the “Filing Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price applicable to a series of Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series in effect immediately prior to each such issuance shall automatically be adjusted as set forth in this Section 4(d)(i), unless otherwise provided in this Section 4(d)(i).

(A)          Adjustment Formula. Whenever the Conversion Price is adjusted pursuant to this Section (4)(d)(i), the new Conversion Price for a series of Preferred Stock shall be determined by multiplying the Conversion Price for such series then in effect by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (the “Outstanding Common”) plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price; and (y) the denominator of which shall be the number of shares of Outstanding Common plus the number of shares of such Additional Stock. For purposes of the foregoing calculation, the term “Outstanding Common” shall include shares of Common Stock deemed issued pursuant to Section 4(d)(i)(E) below.

(B)           Definition of “Additional Stock”. For purposes of this Section 4(d)(i), “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 4(d)(i)(E)) by the Corporation after the Filing Date) other than:

(1)               Common Stock issued pursuant to stock dividends, stock splits or similar transactions, as described in Section 4(d)(ii) hereof;

(2)               Shares of Common Stock issued or issuable to employees, officers, consultants or directors of the Corporation or other persons performing services for the Corporation, directly or pursuant to a stock option plan or restricted stock plan approved by the Board of Directors;

(3)               Capital stock, or options or warrants to purchase capital stock, issued to financial institutions or lessors in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions, in each case for primarily non-equity financing purposes, the terms of which are approved by the Board of Directors (including at least two Preferred Directors, one of which shall be the Series C Director, Series D Director or Series F Director);

(4)               Shares of Common Stock issued or issuable upon conversion of the Preferred Stock;

(5)               Common Stock issued or issuable in a Qualified IPO;

(6)               Common Stock issued pursuant to the conversion or exercise of convertible or exercisable securities outstanding on the Filing Date;

(7)               Capital Stock issued in connection with a bona fide business acquisition by this Corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, the terms of which are approved by the Board of Directors (including at least two Preferred Directors, one of which shall be the Series C Director, Series D Director or Series F Director); and

(8)               Shares of Common Stock issued or issuable with the affirmative vote of holders of a majority of the then outstanding shares of Preferred Stock, voting together as a single class on an as converted basis (including the affirmative vote or consent of each of (u) the holders of at least sixty percent (60%) of the then outstanding Series B Preferred Stock, voting as a separate series, (v) the holders of at least seventy-five percent (75%) of the then outstanding Series C Preferred Stock, voting as a separate series, (w) the holders of a majority of the then outstanding Series D Preferred Stock, voting as a separate series, (x) the holders of a majority of the then outstanding Series E Preferred Stock, voting as a separate series, (y) either (A) the holders of at least eighty-five percent (85%) of the then outstanding Series F Preferred Stock, voting as a separate series, or (B) the holders of a majority of the then outstanding Series F Preferred Stock, voting as a separate series, provided that such majority includes the Special Series F Investor Vote and (z) the holders of a majority of the then outstanding Series G Preferred, voting as a separate series), where such holders expressly designate such issuance as being excluded from the definition of Additional Stock hereunder.

(C)          No Fractional Adjustments. No adjustment of the Conversion Price for a series of Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward, in which event the adjusted conversion price shall be rounded to the nearest one thousandths of a cent.

(D)          Determination of Consideration. In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors (including at least two Preferred Directors, one of which shall be the Series C Director, Series D Director or Series F Director) irrespective of any accounting treatment.

(E)           Deemed Issuances of Common Stock. In the case of the issuance after the Filing Date of securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (the “Common Stock Equivalents”), the following provisions shall apply for all purposes of this Section 4(d)(i):

(1)               The aggregate maximum number of shares of Common Stock deliverable upon conversion, exchange or exercise (assuming the satisfaction of any conditions to convertibility, exchangeability or exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of any Common Stock Equivalents and subsequent conversion, exchange or exercise thereof shall be deemed to have been issued at the time such securities were issued or such Common Stock Equivalents were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related Common Stock Equivalents (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion, exchange or exercise of any Common Stock Equivalents (the consideration in each case to be determined in the manner provided in Section 4(d)(i)(D)).

(2)               In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon conversion, exchange or exercise of any Common Stock Equivalents, other than a change resulting from the antidilution provisions thereof, the Conversion Price of each series of Preferred Stock, to the extent such Common Stock Equivalents were treated as Additional Stock, but not to the extent treated as Outstanding Common, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the conversion, exchange or exercise of such Common Stock Equivalents.

(3)               Upon the termination or expiration of the convertibility, exchangeability or exercisability of any Common Stock Equivalents, the Conversion Price of each series of Preferred Stock, to the extent such Common Stock Equivalents were treated as Additional Stock, but not to the extent treated as Outstanding Common, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and Common Stock Equivalents that remain convertible, exchangeable or exercisable) actually issued upon the conversion, exchange or exercise of such Common Stock Equivalents.

(4)               The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Section 4(d)(i)(E)(1) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 4(d)(i)(E)(2) or 4(d)(i)(E)(3).

(F)           No Increased Conversion Price. Notwithstanding any other provisions of this Section (4)(d)(i), except to the limited extent provided for in Sections 4(d)(i)(E)(2) and 4(d)(i)(E)(3), no adjustment of the Conversion Price pursuant to this Section 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(ii)           Stock Splits and Dividends. In the event the Corporation should at any time after the Filing Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or Common Stock Equivalents without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of each series of Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Section 4(d)(i)(E).

(iii)          Reverse Stock Splits. If the number of shares of Common Stock outstanding at any time after the Filing Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for each series of Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(e)           Other Distributions. In the event the Corporation shall declare a distribution (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2 of this Article IV(B)) payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4(d)(i) or 4(d)(ii), then, in each such case for the purpose of this Section 4(e), the holders of Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(f)            Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2 of this Article IV(B)) provision shall be made so that the holders of Preferred Stock shall thereafter be entitled to receive upon conversion of such Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of such Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of such Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(g)           No Impairment. The Corporation will not, through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment.

(h)           No Fractional Shares and Certificate as to Adjustments.

(i)            No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion. If the conversion would result in any fractional share, the Corporation shall, in lieu of issuing any such fractional share, pay the holder thereof an amount in cash equal to the fair market value of such fractional share on the date of conversion, as determined in good faith by the Board of Directors (including at least one (1) Preferred Director).

(ii)           Upon the occurrence of each adjustment or readjustment of the Conversion Price of a series of Preferred Stock pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for the applicable series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such series of Preferred Stock.

(i)            Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock, at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(j)            Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such series of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of such series of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate.

(k)           Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

(l)            Waiver of Adjustment to Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of: (i) the Series A Preferred Stock may only be waived by the consent or vote of the holders of a majority of the then outstanding shares of Series A Preferred Stock, voting as a separate series; (ii) the Series B Preferred Stock may only be waived by the consent or vote of the holders of at least sixty percent (60%) of the then outstanding shares of Series B Preferred Stock, voting as a separate series; (iii) the Series C Preferred Stock may only be waived by the consent or vote of the holders of at least seventy-five percent (75%) of the then outstanding shares of Series C Preferred Stock, voting as a separate series; (iv) the Series D Preferred Stock may only be waived by the consent or vote of the holders of a majority of the then outstanding shares of Series D Preferred Stock, voting as a separate series; (v) the Series E Preferred Stock may only be waived by the consent or vote of the holders of a majority of the then outstanding shares of Series E Preferred Stock, voting as a separate series; (vi) the Series F Preferred Stock may only be waived by the consent or vote of the holders of either (x) the holders of at least eighty-five percent (85%) of the then outstanding shares of Series F Preferred Stock, voting as a separate series, or (y) the holders of a majority of the then outstanding shares of Series F Preferred Stock, voting as a separate series, provided that such majority includes the Special Series F Investor Vote; (vii) the Series G Preferred Stock may only be waived by the consent or vote of the holders of a majority of the then outstanding shares of Series G Preferred Stock, voting as a separate series; or (viii) the Series G-1 Preferred Stock may only be waived by the consent or vote of the holders of a majority of the then outstanding shares of Series G-1 Preferred Stock, voting as a separate series. Any such waiver shall bind all future holders of the applicable series of Preferred Stock.

5.             Voting Rights.

(a)           Except as expressly provided by this Restated Certificate or as provided by law, the holders of Preferred Stock shall have the same voting rights as the holders of Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and the holders of Common Stock and the Preferred Stock shall vote together as a single class on all matters.

(b)           Preferred Stock. Each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded down to the nearest whole number. The holders of shares of the Preferred stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote, except with respect to the election of the directors to be elected by the holders of the Common Stock pursuant to Section 5(d)(i) below. The holders of the Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Corporation’s Bylaws.

(c)           Common Stock. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held. The holders of the Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation.

(d)           Election of Directors.

(i)            Common Directors. The holders of the Common Stock, voting separately as a single class, shall be entitled to elect three (3) directors of the Corporation, to remove such directors form office and to fill any vacancy on the Board of Directors created by reason of such directors’ death, resignation, retirement, disqualification, removal from office or otherwise (the “Common Director” or the “Common Directors”, as applicable).

(ii)           Series B Directors. The holders of the Series B Preferred Stock, voting separately as a single class, shall be entitled to elect two (2) directors of the Corporation, to remove such directors from office and to fill any vacancy on the Board of Directors created by reason of such directors’ death, resignation, retirement, disqualification, removal from office or otherwise (the “Series B Directors”).

(iii)          Series C Director. The holders of the Series C Preferred Stock, voting separately as a single class, shall be entitled to elect one (1) director of the Corporation, to remove such director from office and to fill any vacancy on the Board of Directors created by reason of such director’s death, resignation, retirement, disqualification, removal from office or otherwise (the “Series C Director”).

(iv)          Series D Director. The holders of the Series D Preferred Stock, voting separately as a single class, shall be entitled to elect one (1) director of the Corporation, to remove such director from office and to fill any vacancy on the Board of Directors created by reason of such director’s death, resignation, retirement, disqualification, removal from office or otherwise (the “Series D Director”).

(v)           Series F Director. The holders of the Series F Preferred Stock, voting separately as a single class, shall be entitled to elect one (1) director of the Corporation, to remove such director from office and to fill any vacancy on the Board of Directors created by reason of such director’s death, resignation, retirement, disqualification, removal from office or otherwise (the “Series F Director” and collectively with the Series B Directors, the Series C Director and the Series D Director, the “Preferred Directors”)

(vi)          Other Directors. The holders of the Common Stock and Preferred Stock (excluding the Series E Preferred Stock), voting together as a single class on an as converted basis, shall be entitled to elect all other directors of the Corporation, to remove such directors from office and to fill any vacancy on the Board of Directors created by reason of such directors’ death, resignation, retirement, disqualification, removal from office or otherwise.

Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the Delaware General Corporation Law, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of this Restated Certificate, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, the holders of shares of such class or series may override the Board of Directors’ action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of the Corporation’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders. No director may be removed from office without the affirmative vote of the holders of the class or series that elected such director. There shall be no cumulative voting.

6.             Protective Provisions. So long as at least one million (1,000,000) shares of Preferred Stock are outstanding (as adjusted for stock splits, stock dividends, reclassification and the like), the Corporation shall not (by amendment, merger, consolidation or otherwise) do any of the following without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Preferred Stock, voting together as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(a)           effect a liquidation, dissolution or winding up, or Liquidation Transaction (unless stockholders elect not to treat a transaction as a Liquidation Transaction, as provided in Section 2(c) of this Article IV(B));

(b)           alter or change the rights, preferences or privileges of the shares of Preferred Stock or any series thereof in an adverse manner;

(c)            increase or decrease (other than by conversion) the total number of authorized shares of Common Stock or Preferred Stock or any series thereof;

(d)           authorize or issue, or obligate itself to issue, or otherwise create (by reclassification or otherwise) any other equity security, including any security convertible into, exchangeable for or exercisable for any equity security, having any rights, preferences or privileges senior to, or being on a parity with, the Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock or Series G-1 Preferred Stock;

(e)           redeem, purchase or otherwise acquire (or pay into or set funds aside for a sinking fund for such purpose) any share or shares of Common Stock or Preferred Stock or any series thereof; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at no greater than cost upon the occurrence of certain events, such as the termination of employment, or through the exercise of any right of first refusal;

(f)            except as provided under Section 7 below, alter, amend or waive any provision in this Restated Certificate or the Corporation’s Bylaws;

(g)           change the authorized number of directors of the Corporation; or

(h)           declare, pay or set aside any dividend on any shares of Common Stock (other than stock dividends payable solely in Common Stock) or Preferred Stock or any series thereof.

The separate consent of the holders of at least sixty percent (60%) of the then outstanding shares of Series B Preferred Stock shall be required waive, alter or change the rights, preferences or privileges of the shares of Series B Preferred Stock (by merger, amendment of this Restated Certificate, the Corporation’s Bylaws or otherwise) and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect; it being understood that the authorization or issuance of any new class or series of capital stock having rights, powers or privileges senior to or on parity with the Series B Preferred Stock shall not, on its own, be deemed to waive, alter or change the rights, preferences or privileges of the shares of Series B Preferred Stock. The separate consent of the holders of at least seventy-five percent (75%) of the then outstanding shares of Series C Preferred Stock shall be required waive, alter or change the rights, preferences or privileges of the shares of Series C Preferred Stock (by merger, amendment of this Restated Certificate, the Corporation’s Bylaws or otherwise) and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect; it being understood that the authorization or issuance of any new class or series of capital stock having rights, powers or privileges senior to or on parity with the Series C Preferred Stock shall not, on its own, be deemed to waive, alter or change the rights, preferences or privileges of the shares of Series C Preferred Stock. The separate consent of the holders of at least a majority of the then outstanding shares of Series D Preferred Stock shall be required waive, alter or change the rights, preferences or privileges of the shares of Series D Preferred Stock (by merger, amendment of this Restated Certificate, the Corporation’s Bylaws or otherwise) and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect; it being understood that the authorization or issuance of any new class or series of capital stock having rights, powers or privileges senior to or on parity with the Series D Preferred Stock shall not, on its own, be deemed to waive, alter or change the rights, preferences or privileges of the shares of Series D Preferred Stock. The separate consent of the holders of at least a majority of the then outstanding shares of Series E Preferred Stock shall be required waive, alter or change the rights, preferences or privileges of the shares of Series E Preferred Stock (by merger, amendment of this Restated Certificate, the Corporation’s Bylaws or otherwise) and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect; it being understood that the authorization or issuance of any new class or series of capital stock having rights, powers or privileges senior to or on parity with the Series E Preferred Stock shall not, on its own, be deemed to waive, alter or change the rights, preferences or privileges of the shares of Series E Preferred Stock. The separate consent of the holders of a majority of the then outstanding shares of Series F Preferred Stock and either (x) the holders of at least eighty-five percent (85%) of the then outstanding shares of Series F Preferred Stock, voting as a separate series, or (y) the holders of a majority of the then outstanding shares of Series F Preferred Stock, voting as a separate series, provided that such majority includes the Special Series F Investor Vote shall be required to waive, alter or change the rights, preferences or privileges of the shares of Series F Preferred Stock (by merger, amendment of this Restated Certificate, the Corporation’s Bylaws or otherwise) and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect; it being understood that the authorization or issuance of any new class or series of capital stock having rights, powers or privileges senior to or on parity with the Series F Preferred Stock shall not, on its own, be deemed to waive, alter or change the rights, preferences or privileges of the shares of Series F Preferred Stock. The separate consent of the holders of at least a majority of the then outstanding shares of Series G Preferred, voting as a separate series, shall be required to (y) waive, alter or change the rights, preferences or privileges of the shares of Series G Preferred (by merger, amendment of this Restated Certificate, the Corporation’s Bylaws or otherwise) or (z) increase the number of authorized shares of Series G Preferred and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect; it being understood that the authorization or issuance of any new class or series of capital stock having rights, powers or privileges senior to or on parity with the Series G Preferred shall not, on its own, be deemed to waive, alter or change the rights, preferences or privileges of the shares of Series G Preferred.

7.             Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by the Corporation. This Restated Certificate shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

(C)          Common Stock.

1.             Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2.             Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, or the occurrence of a Liquidation Transaction, the assets of the Corporation shall be distributed as provided in Section 2 of Article IV(B).

3.             Redemption. The Common Stock is not mandatorily redeemable.

4.             Voting Rights. Each holder of Common Stock shall have the right to one vote per share of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

ARTICLE V

Subject to any other approval or vote required herein, the Board of Directors of the Corporation is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

ARTICLE VI

Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal Bylaws made by the Board of Directors.

ARTICLE VII

(A)          To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

(B)           The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation; provided, however, that the foregoing shall not require this Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person.

(C)           Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VIII

Any action by the stockholders of such class may be taken at an annual or special meeting of stockholders or by written consent in lieu of a meeting.

ARTICLE IX

This Corporation shall not be governed by Section 203 of the Delaware General Corporation Law.

ARTICLE X

Subject to Section 6 of Article IV(B), the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the corporation entitled to vote,voting together as a single class on an-as converted to Common Stock basis, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of Delaware.

ARTICLE XI

To the extent one or more sections of any other state corporations code setting forth minimum requirements for the corporation’s retained earnings and/or net assets are applicable to this Corporation’s repurchase of shares of Common Stock, such code sections shall not apply, to the greatest extent permitted by applicable law, in whole or in part with respect to repurchases by this Corporation of its Common Stock from employees, officers, directors, advisors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which this corporation has the right to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment. In the case of any such repurchases, distributions by this corporation may be made without regard to the “preferential dividends arrears amount” or any “preferential rights amount,” as such terms may be defined in such other state’s corporations code.

ARTICLE XII

This Corporation renounces any interest or expectancy of this corporation in, or in being offered an opportunity to participate in, or in being informed about, an Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of this Corporation who is not an employee of this corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any affiliate, partner, member, director, stockholder, employee, agent or other related person of any such holder, other than someone who is an employee of this Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of this Corporation.

ARTICLE XIII

The Corporation reserves the right to amend the provisions in this Restated Certificate and in any certificate amendatory hereof in the manner now or hereafter prescribed by law and subject to any required vote of the stockholders of the Corporation as provided hereunder, and all rights conferred on stockholders or other hereunder or thereunder are granted subject to such reservation.

* * *

The foregoing Amended and Restated Certificate of Incorporation has been duly adopted by this corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the Delaware General Corporation Law.

Executed in San Francisco, California, on September 11, 2020.

/s/ Max Levchin
Max Levchin, Chief Executive Officer